   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 1996
                                                      REGISTRATION NO. 333-14109


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                             ----------------------

                            USA WASTE SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     DELAWARE                                        4953                            73-1309529
(State or other jurisdiction of          (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)           Classification Code Number)          Identification No.)

                    5400 LBJ Freeway, Suite 300 - Tower One
                              Dallas, Texas 75240
                                 (972) 383-7900
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                              Gregory T. Sangalis
                            USA Waste Services, Inc.
                    5400 LBJ Freeway, Suite 300 - Tower One
                              Dallas, Texas 75240
                                 (972) 383-7900
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

                                 John T. Unger
                              Snell & Smith, P.C.
                           1000 Louisiana, Suite 3650
                              Houston, Texas 77002

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

                        CALCULATION OF REGISTRATION FEE

================================================================================

                                            Proposed          Proposed
     Title of                                maximum          maximum
   securities             Amount            offering         aggregate       Amount of
      to be               to be              price            offering     registration
   registered          registered(1)        per share          price            fee
-------------------------------------------------------------------------------------------
Common Stock,      12,000,000 shares     $ 32.625(1)     $ 391,500,000     $118,636.36(2)
$.01 par value
===========================================================================================


(1) Calculated in accordance with Rule 457(c) on the basis of the average high and low prices for Common Stock on the New York Stock Exchange on November 13, 1996.


(2) $21,810.35 of this fee has been previously paid with the original filing on October 15, 1996.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SUCH SECTION 8(A) MAY DETERMINE.
================================================================================

                             CROSS REFERENCE SHEET

                   Pursuant to Item 501(b) of Regulation S-K

 Item
Number                    Form S-4 Caption                           Prospectus Caption
------                    ----------------                           ------------------
  1.         Forepart of Registration Statement and         Cover of Registration Statement, Outside
             Outside Front Cover Page of Prospectus         Front Cover Page of Prospectus

  2.         Inside Front and Outside Back Cover Pages      Available Information; Incorporation of Certain
             of Prospectus                                  Information by Reference; Table of Contents

  3.         Risk Factors, Ratio of Earnings to Fixed       Cover Page; The Company; Risk Factors;
             Charges and Other Information                  Summary Consolidated Financial Data; Incorporation
                                                            of Certain Information by Reference*

  4.         Terms of the Transaction                                *

  5.         Pro Forma Financial Information                         *

  6.         Material Contracts with the Company                     *
             Being Acquired

  7.         Additional Information Required for            Outstanding Securities Covered by this
             Reoffering by Persons and Parties              Prospectus; Manner of Offering by Selling
             Deemed to be Underwriters                      Shareholders

  8.         Interests of Named Experts and Counsel         Legal Matters; Experts

  9.         Disclosure of Commission Position on                    **
             Indemnification for Securities Act Liabilities

 10.         Information with Respect to S-3 Registrants    The Company; Incorporation of Certain
                                                            Information By Reference

 11.         Incorporation of Certain Information by        Incorporation of Certain Information by
             Reference                                      Reference

 12.         Information with Respect to S-2 or S-3                  **

 13.         Incorporation of Certain Information by                 **
             Reference

 14.         Information with Respect to Registrants                 **
             Other Than S-2 or S-3 Registrants

 15.         Information with Respect to S-3 Companies               **

 16.         Information with Respect to S-2 or S-3                  **
             Companies

 17.         Information with Respect to Companies                   *
             Other Than S-2 or S-3 Companies

 18.         Information if Proxies, Consents or                     *
             Authorizations are to be Solicited

 19.         Information if Proxies, Consents or                     *
             Authorizations are not to be Solicited
             in an Exchange Offer
--------------

* Inapplicable (or partially inapplicable as indicted) upon filing of this Registration Statement - may be included in subsequent post-effective amendments under certain circumstances.

**  Not applicable or answer is negative.

                    SUBJECT TO COMPLETION, NOVEMBER 19, 1996
PROSPECTUS

                               12,000,000 SHARES

                            USA WASTE SERVICES, INC.

                                  COMMON STOCK


     This Prospectus covers 12,000,000 shares (the "Shares") of the Common Stock, $.01 par value ("Common Stock"), of USA Waste Services, Inc., a Delaware corporation (the "Company") that may be offered and issued by the Company from time to time in connection with the acquisition directly or indirectly by the Company of other businesses or properties or interests therein, and which may be reserved for issuance pursuant to, or offered and issued upon exercise or conversion of, warrants, options, convertible notes, or other similar instruments issued by the Company from time to time in connection with any such acquisitions.



     It is expected that the specific terms of any acquisition involving the issuance of securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses or properties or interests therein to be acquired by the Company, and that the shares of Common Stock issued will be valued at prices reasonably related to market prices current either at the time the terms of the acquisition are agreed upon or at or about the time of delivery of shares. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").


     With the consent of the Company, this Prospectus may also be used by persons who have received or will receive shares of Common Stock covered by this Prospectus and who may wish to sell such shares under circumstances requiring or making desirable its use. See "Outstanding Securities Covered by this Prospectus" for information relating to resales pursuant to this Prospectus of shares of Common Stock issued under this Registration Statement.


     At September 30, 1996, the Company had 138,343,184 shares of Common Stock outstanding. These shares are listed on the New York Stock Exchange, Inc. ("NYSE"). Application will be made to list the Shares offered hereby on the NYSE to the extent that they have not been previously listed. On November __, 1996, the closing price of the Common Stock on the NYSE was $__.___ per share as published in The Wall Street Journal.


     All expenses of this offering will be paid by the Company. The Company is a Delaware corporation and all references herein to the "Company" or "USA Waste" refer to the Company and its subsidiaries, affiliates and predecessors, unless the context requires otherwise. The executive offices of the Company are located at 5400 LBJ Freeway, Suite 300 - Tower One, Dallas, Texas 75240. The telephone number is 972-383-7900.

     SEE "RISK FACTORS" ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE COMMISSION OR
                ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                The date of this Prospectus is November __, 1996

     No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.



                               TABLE OF CONTENTS


Available Information   . . . . . . . . . . . .   2         Risk Factors  . . . . . . . . . . . . . . . . .  5
Incorporation of Certain Information                        Use of Proceeds . . . . . . . . . . . . . . . .  7
 by Reference   . . . . . . . . . . . . . . . .   3         Description of Capital Stock  . . . . . . . . .  8
Outstanding Securities Covered by this                      Price Range of Common Stock and Dividends . . . 10
 Prospectus   . . . . . . . . . . . . . . . . .   3         Manner of Offering by Selling Shareholders  . . 10
The Company . . . . . . . . . . . . . . . . . .   4         Legal Matters   . . . . . . . . . . . . . . . . 12
Recent Developments . . . . . . . . . . . . . .   4         Experts   . . . . . . . . . . . . . . . . . . . 12





                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). In addition, the Company's securities are listed on the New York Stock Exchange (the "NYSE") and reports, proxy and information statements, and other information concerning the Company described above may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.


     This Prospectus constitutes part of a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document as filed. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the offices of the Commission, and copies of such materials may be obtained therefrom at prescribed rates.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS WILL BE AVAILABLE UPON REQUEST FROM CORPORATE SECRETARY, USA WASTE SERVICES, INC., 5400 LBJ FREEWAY, SUITE 300
- TOWER ONE, DALLAS, TEXAS 75240, TELEPHONE NUMBER 972-383-7900. IN ORDER TO ENSURE TIMELY DELIVER OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY A DATE THAT IS AT LEAST FIVE DAYS PRIOR TO THE DATE ON WHICH THE FINAL INVESTMENT DECISION MUST BE MADE.


     The following documents filed by the Company with the Commission under the Exchange Act (File No. 1-12154) are incorporated by reference in this
Prospectus: (1) its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, (2) its Current Report on Form 8-K dated January 9, 1996, its Current Report on Form 8-K dated May 7, 1996, as amended by its Form 8-K/A (Amendment No. 1) filed May 29, 1996, its Form 8-K/A (Amendment No. 2) filed June 28, 1996, and its Form 8-K/A (Amendment No. 3) filed July 1, 1996, its Current Report on Form 8-K dated June 22, 1996, its Current Report on Form 8-K dated September 3, 1996, its Current Report on Form 8-K dated September 12, 1996, as amended by its Form 8-K/A (Amendment No. 1) filed November 15, 1996, and its Current Report on Form 8-K dated November 12, 1996, (3) its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, (4) its Joint Proxy Statement and Prospectus for the its Annual Meeting of Shareholders dated April 2, 1996, (5) its Joint Proxy Statement and Prospectus for the Special Meeting of Shareholders dated July 19, 1996, and (6) the description of Common Stock of the Company contained in the Company's Registration Statement on Form 8-A dated July 1, 1993, as amended by Form 8-B dated July 13, 1995.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of filing of the Company's Annual Report on Form 10-K referred to above and prior to the termination of the offering described herein shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of filing of such documents. All information appearing in this prospectus is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated by reference.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus, or in any other subsequently filed document that is also incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy (without exhibits) of any and all information incorporated by reference in this Prospectus. Requests for such copies should be directed to Corporate Secretary, USA Waste Services, Inc., (i) if by telephone to (972) 383-7900 and
(ii) if by mail to 5400 LBJ Freeway, Suite 300 - Tower One, Dallas, Texas
75240.


               OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS

     This Prospectus, as appropriately amended or supplemented, may, with the prior consent of the Company, be used from time to time by persons who have received Shares covered by the Registration Statement in acquisitions of businesses or properties or interests therein by the Company, or their transferees, and who wish to offer and sell such Shares (such persons are herein referred to as the "Selling Shareholders" or a "Selling Shareholder") in transactions in which they and any broker dealer through whom such Shares are sold may be deemed to be underwriters within the meaning of the Securities Act, as more fully described herein. The Company may consent to the use of this Prospectus for a limited period of time by the Selling Shareholders, subject to limitations and conditions that may be varied by agreement between the Company and the Selling Shareholders. Resales of such shares may be made on the NYSE, in the over-the-counter market, in private transactions, or pursuant to underwriting agreements. See "Manner of Offering by Selling Shareholders."

     The Company will receive none of the proceeds from any such sales. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting discounts and commissions under the Securities Act. Printing, certain legal, filing and other similar expenses of this offering will be paid by the Company. Selling Shareholders will bear all other expenses of this offering, including brokerage fees, any underwriting discounts or commissions.

      There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of any of the Shares by Selling Shareholders. See "Manner of Offering by Selling Shareholders."


                                  THE COMPANY


     USA Waste is the third largest integrated solid waste management company in North America and serves municipal, commercial, industrial and residential customers in 30 states, Canada, Mexico, and Puerto Rico. The Company's solid waste management services include collection, transfer and disposal operations and, to a lesser extent, recycling and certain other waste management services. USA Waste owns or operates 99 landfills, 60 transfer stations and 125 collection operations and serves more than 2 million customers.


     The Company intends to continue to capitalize on the consolidation in the solid waste management industry. Key elements of the Company's strategy include (i) increasing productivity and operating efficiencies in existing and acquired operations, (ii) increasing revenues and enhancing profitability through tuck-in acquisitions and (iii) expanding into new markets through acquisitions. The Company seeks to become the low cost operator in each of its markets by increasing productivity and operating efficiencies through implementation of uniform administrative systems, consolidation of collection routes, improvement of equipment utilization, and increases in employee productivity through incentive compensation and training programs. The Company regularly pursues opportunities to expand its services through the acquisition of additional solid waste management businesses and operations that can be effectively integrated with the Company's existing operations, and pursues acquisitions in new markets where the Company believes it can strengthen its overall competitive position as a national provider of integrated solid waste management services.

     Additional information concerning the Company's business, assets, management, results of operations, and other matters is included in the Company's reports filed under the Exchange Act that are incorporated by reference in this Prospectus, including the Company's Annual Report on Form 10-K for the year ended December 31, 1995, and the Joint Proxy Statement and Prospectus dated July 19, 1996. See "Incorporation of Certain Information by Reference."

     The term "Company" and "USA Waste" refer to USA Waste Services Inc., a Delaware corporation, and its subsidiaries and predecessors unless the context requires otherwise. The Company's executive offices are located at 5400 LBJ Freeway, Suite 300, Dallas, Texas 75240, and its telephone number is (972) 383-7900.


                              RECENT DEVELOPMENTS


     On June 22, 1996, the Company entered into an Agreement and Plan of Merger with Sanifill, Inc., a Delaware corporation ("Sanifill"), providing for, among other things, the merger (the "Sanifill Merger") of Quatro Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company with and into Sanifill and the conversion of each outstanding share of Sanifill common stock into 1.7 shares of the Company's Common Stock. The Sanifill Merger was closed on August 30, 1996. Upon consummation of the Sanifill Merger, the Company issued approximately 54.66 million shares of Common Stock. Sanifill owns and operates nonhazardous waste disposal, treatment, collection, transfer and recycling businesses and complementary operations. Since it was founded in 1989, Sanifill acquired 142 disposal, collection and related businesses. As of June 30, 1996, Sanifill operated 50 disposal and treatment facilities, 26 transfer stations, and 36 collection operations. In addition, Sanifill provides sludge treatment and organic recycling services. Additional information concerning Sanifill is included in Sanifill's reports filed under the Exchange Act that are incorporated by reference in the Joint Proxy Statement and Prospectus dated July 19, 1996. See "Available Information" and "Incorporation of Certain Information by Reference." The Sanifill Merger was approved by the Company's stockholders on August 27, 1996, and was completed on September 3, 1996.



     The Company expanded its operations and markets with its acquisition of Western Waste Industries ("Western") on May 7, 1996 (the "Western Merger"). With the addition of the Western operations, which include significant collection operations, the Company significantly increased its presence in California and added additional operations in Texas, Louisiana, Florida, Colorado, and Arkansas. Western had 91 municipal and regional authority contracts and served over 785,000 customers. As part of its business, Western operated six landfills, three transfer stations, and five recycling facilities.

                                  RISK FACTORS

     In addition to the other information set forth in this Prospectus, the following factors should be considered by prospective investors when evaluating an investment in the Common Stock of the Company.

FORWARD-LOOKING STATEMENTS MAY NOT PROVE ACCURATE

     When used or incorporated by reference in this Prospectus, the words "anticipate," "estimate," "project" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

     Among the key factors that have a direct bearing on the Company's ability to attain its goals are the level and nature of competition from other waste companies, evaluation of the current regulatory environment and the costs associated with such regulations, the availability of attractive acquisition opportunities, successful integration of acquired businesses, improvement of operating efficiencies, availability of working capital, ability to maintain margins and the management of costs in a changing regulatory environment. The Company has also made certain assumptions relating to the outcome of various commercial, legal and regulatory proceedings relating to the Company's operations and the industry generally. These and other risk factors are discussed below.

EXPECTED BENEFITS OF SANIFILL MERGER MAY NOT BE ACHIEVED

     There can be no assurance that the expected benefits of the Sanifill Merger relative to the combined business as described in the Joint Proxy Statement and Prospectus dated July 19, 1996 under "The Merger and Related Transactions -- USA Waste's Reasons for the Merger" and "The Merger and Related Transactions -- Sanifill's Reasons for the Merger" will be achieved. Whether the anticipated benefits of the Merger are ultimately achieved will depend on a number of factors, including the ability of the combined companies to achieve administrative cost savings, rationalization of collection routes, insurance and bonding cost reductions, general economies of scale and, generally, to capitalize on the combined asset base and strategic position of the combined entity.

NO ASSURANCE OF SUCCESSFUL MANAGEMENT AND MAINTENANCE OF GROWTH

     The Company has experienced rapid growth, primarily through acquisitions. The Company's financial results and prospects depend in large part on its ability to successfully manage and improve the operating efficiencies and productivity of these acquired operations. In particular, there can be no assurance that the Company will be able to successfully integrate the operations of Sanifill and Western, the Company's most recent large acquisitions. Moreover, the ability of the Company to continue to grow will depend on a number of factors, including competition from other waste management companies, availability of attractive acquisition opportunities, availability of working capital, ability to maintain margins and the management of costs in a changing regulatory environment. The Company is continually seeking acquisition opportunities and believes that there exist a substantial number of potentially attractive consolidation opportunities in the solid waste management industry. The Company may pursue significant acquisitions if they can be achieved on acceptable terms. There can be no assurance that the Company will be able to continue to expand and successfully integrate operations.

NEED FOR CAPITAL; DEBT FINANCING


     The long-term debt of the Company (including Western and Sanifill), including current maturities, as of September 30, 1996, was approximately $1,026 million. The Company expects to require additional capital from time to time to pursue its acquisition strategy and to fund internal growth. A portion of the Company's future capital requirements may be provided through future debt incurrences or issuances of equity securities. Future events or conditions that could adversely affect the Company's operations or financial condition may prevent the Company from fulfilling its obligations under its debt agreements or may limit the Company's ability to incur additional indebtedness or issue equity securities.



     In addition, approximately $506 million of the Company's existing indebtedness at September 30, 1996, is priced at variable interest rates that fluctuate as general interest rates change. As a result, an increase in interest rates could adversely impact the Company's future earnings.

PROFITABILITY MAY BE AFFECTED BY COMPETITION

     The waste management industry is highly competitive and requires substantial capital resources. The industry consists of a few large national waste management companies as well as numerous local and regional companies of varying sizes and financial resources. The largest national waste management companies have significantly greater financial resources than the Company. Competition may also be affected by the increasing national emphasis on recycling, composting, incineration, and other waste reduction programs that could reduce the volume of solid waste collected or deposited in landfills.

POTENTIAL ADVERSE EFFECT OF GOVERNMENT REGULATIONS

     The Company's operations are subject to, and substantially affected by, extensive federal, state and local laws, regulations, orders and permits, which govern environmental protection, health and safety, zoning and other matters. These regulations may impose restrictions on the Company's operations that could adversely affect the Company's results, such as limitations on the expansion of disposal facilities, limitations on or banning disposal of out-of-state waste or certain categories of waste, or mandates regarding the disposal of solid waste. Because of heightened public concern, companies in the waste management business, including the Company, may become subject to judicial and administrative proceedings involving federal, state or local agencies. These governmental agencies may seek to (i) impose fines on the Company, (ii) revoke or deny renewal of the Company's operating permits or licenses for violations of environmental laws or regulations, or (iii) require remediation of environmental problems at its sites or nearby properties, or resulting from transportation or predecessors' transportation and collection operations, all of which could have a material adverse effect on the Company. Liability may also arise from actions brought by individuals or community groups in connection with the permitting or licensing of its operations, any alleged violations of such permits and licenses, or other matters.

POTENTIAL ENVIRONMENTAL LIABILITY

     The Company is subject to liability for environmental damage that its landfills, transfer stations and collection operations have caused or may cause nearby landowners, particularly as a result of the contamination of drinking water sources or soil, including damage resulting from conditions existing prior to the acquisition of such assets or operations by the Company.
Liability may also arise from any off-site environmental contamination caused by pollutants or hazardous substances the transportation, treatment or disposal of which was arranged for by the Company or the predecessor owner of operations or assets acquired by the Company. Any substantial liability for environmental damage could materially adversely affect the Company's operating results and financial condition.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT MARKET PRICE STOCK


     Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of such stock. The Company previously has filed a shelf registration statement for the benefit of certain stockholders relating to 4 million shares of the Company's Common Stock. In connection with the Sanifill Merger, the Company entered into an agreement with these stockholders that provides that if the number of shares of Common Stock so registered falls below 2 million shares, such stockholders shall be entitled at their request to have the Company register additional shares of Common Stock; provided that at no time shall more than 4 million shares of Common Stock be registered. All of the initial 4 million shares of Common Stock remain available to be sold pursuant to such registration statement. Such shares are immediately saleable in the open market. In addition, the Company has a shelf registration statement covering approximately 2.5 million shares of Common Stock that may be used for acquisitions. In the event that the market price of Common Stock were adversely affected by such sales, the Company's access to equity capital markets could be adversely affected, and issuances of stock by the Company in connection with acquisitions, or otherwise, could dilute earnings per share.

                                USE OF PROCEEDS

     This Prospectus relates to shares of Common Stock of the Company that may be offered and issued by the Company from time to time in connection with the acquisition of other businesses and properties and interests therein, and upon exercise or conversion of, warrants, options, convertible debentures, or other similar instruments issued by the Company from time to time in connection with any such acquisition. Other than the businesses or properties acquired, there usually will be no proceeds to the Company from these offerings. However, in situations where the Company issues warrants or options to purchase Common Stock in connection with an acquisition, any proceeds received by the Company upon the exercise of such warrants or options will be used for general corporate purposes. When this Prospectus is used by a Selling Shareholder in a public reoffering or resale of Common Stock acquired pursuant to this Prospectus, the Company will not receive any proceeds from such sale by the Selling Shareholder.

                          DESCRIPTION OF CAPITAL STOCK


     The Company is authorized to issue 300,000,000 shares of Common Stock, par value $0.01 per share, of which 138,343,184 shares were outstanding at September 30, 1996. The Company is also authorized to issue 10,000,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock"), none of which are outstanding.


COMMON STOCK

     Each holder of Common Stock is entitled to one vote per share held of record on each matter submitted to shareholders. Cumulative voting for the election of directors is not permitted, and the holders of a majority of shares voting for the election of directors can elect all members of the Board of Directors.

     Subject to the rights of any holders of Preferred Stock, holders of record of shares of Common Stock are entitled to receive ratably dividends when and if declared by the Board of Directors out of funds of the Company legally available therefor. In the event of a voluntary or involuntary winding up or dissolution, liquidation, or partial liquidation of the Company, holders of Common Stock are entitled to participate ratably in any distribution of the assets of the Company, subject to any prior rights of holders of any outstanding Preferred Stock.

     Holders of Common Stock have no conversion, redemption, or preemptive rights. All outstanding shares of Common Stock are, and the Shares offered hereby will be, upon issuance and sale, validly issued, fully paid, and nonassessable.


PREFERRED STOCK

     The Board of Directors is authorized, without further approval of the shareholders, to issue the Preferred Stock in series and with respect to each series, to fix its designations, relative rights (including voting, dividend, conversion, sinking fund, and redemption rights), preferences (including with respect to dividends and upon liquidation), privileges, and limitations. The Board of Directors of the Company, without shareholder approval, may issue Preferred Stock with voting and conversion rights, both of which could adversely affect the voting power of the holders of Common Stock, and dividend or liquidation preferences that would restrict Common Stock dividends or adversely affect the assets available for distribution to holders of shares of Common Stock upon the Company's dissolution.

AUTHORIZED BUT UNISSUED SHARES

     Authorized but unissued shares of Common Stock or Preferred Stock can be reserved for issuance by the Board of Directors from time to time without further shareholder action for proper corporate purposes, including stock dividends or stock splits, raising equity capital, and structuring future corporate transactions, including acquisitions.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Boston Equiserv, Boston, Massachusetts.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS


     The Certificate of Incorporation of the Company provides that the directors of the Company shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"). The foregoing limitation does not eliminate or limit the liability of a director for any breach of a director's duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, for any transaction from which the director derived an improper personal benefit, or for approval of the unlawful payment of a dividend or an unlawful stock purchase or redemption. The Certificate of Incorporation of the Company also provides that the Company shall indemnify, and advance litigation expenses to, its officers, directors, employees, and agents to the fullest extent permitted by the DGCL and all other laws of the State of Delaware.

     The DGCL provides that the Company has the power to indemnify any person who is sued or threatened to be made a named party in a proceeding, other than an action by or in the right of the Company, because such person is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses actually and reasonably incurred by him in connection with such proceeding. In order to be indemnified, the person must have (1) acted in good faith; (2) acted in a manner he reasonably believed to be in or not opposed to the best interests of the Company; and (3) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification includes attorneys' fees, judgments, fines, and amounts paid in settlement.

     The DGCL also provides that the Company may indemnify any person who is sued or threatened to be made a named party in a proceeding by or in the right of the Company to procure a judgment in its favor because such person is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. In order to be indemnified, the person must have conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. No indemnification may be made, however, with respect to any claim, issue, or matter as to which such person shall have been judged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper.

     Indemnification by the Company is subject to a determination that the director, officer, employee, or agent has met the applicable standard of conduct. The determination must be made (1) by a majority vote of a quorum of the Board of Directors, consisting only of directors who were not parties to such action, suit or proceeding; (2) if such a quorum cannot be obtained, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders of the Company.


     The Company has entered into an Indemnification Agreement with each of its directors and executive officers (the "Indemnitees") pursuant to which the Company has agreed to indemnify and hold each of the Indemnitees harmless from and against all expenses, including reasonable fees and expenses of counsel, and all liabilities, including the amounts of any judgments, fines, penalties, excise taxes, and amounts paid in settlement actually incurred by an Indemnitee in connection with any threatened, pending or completed claim, action (including any action by or in the right of the Company), suit, or proceeding (whether formal or informal, or civil, criminal, administrative, legislative, arbitrative, or investigative) in respect of which the Indemnitee is, was, or at any time becomes, or is threatened to be made, a party, witness, subject, or target, by reason of the fact that the Indemnitee is or was an authorized representative of the Company; provided, however, no indemnity shall be paid on account of the Indemnitee's conduct that is finally adjudged to constitute willful misconduct or to have been knowingly fraudulent, deliberately dishonest, or from which the Indemnitee derives an improper personal benefit.


     The Company maintains an officers and directors liability insurance policy insuring officers and directors of the Company and its subsidiaries against certain liabilities, including liabilities under the Securities Act. The effect of such policy is to indemnify the officers and directors of the Company against losses incurred by them while acting in such capacities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or person controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Common Stock is traded on the NYSE under the symbol "UW." The following table sets forth the high and low per share closing prices for the Common Stock for the calendar quarters indicated as reported on the NYSE.


                                                      HIGH      LOW
                                                     ------    -----
1994
     First Quarter  . . . . . . . . . . . . . . .     $15.00    $11.38

     Second Quarter   . . . . . . . . . . . . . .      13.38     10.58

     Third Quarter    . . . . . . . . . . . . . .      15.13     11.50

     Fourth Quarter   . . . . . . . . . . . . . .      15.13     11.00


1995
     First Quarter  . . . . . . . . . . . . . . .     $12.38    $10.00

     Second Quarter   . . . . . . . . . . . . . .      16.63     11.50

     Third Quarter    . . . . . . . . . . . . . .      21.88     14.68

     Fourth Quarter   . . . . . . . . . . . . . .      22.50     17.00


1996
     First Quarter  . . . . . . . . . . . . . . .     $25.63    $17.25

     Second Quarter   . . . . . . . . . . . . . .      32.50     24.00

     Third Quarter  . . . . . . . . . . . . . . .      34.00     23.00

     Fourth Quarter (through November 15, 1996)        33.88     31.00



     According to the Company's transfer agent, on July 18, 1996, there were 3,789 holders of record of the Company's Common Stock.


     The Company has never paid cash dividends on its Common Stock. Envirofil, Inc. paid stock dividends on its preferred stock prior to its acquisition by the Company, the holders of such preferred stock received Common Stock in such acquisition, and no dividends have been paid by the Company. In addition, Chambers Development Company, Inc. paid dividends on its Class A common stock prior to its merger with the Company; the holders of Chambers' Class A common stock Common Stock in the merger with the Company, and no dividends have been paid by the Company. The Board of Directors of the Company presently intends to retain any earnings in the foreseeable future for the Company's business. In addition, payment of dividends on the Common Stock is restricted by the terms of the Company's bank credit agreement.


                   MANNER OF OFFERING BY SELLING SHAREHOLDERS

     This Prospectus, as appropriately amended or supplemented, may, with the consent of the Company, be used from time to time by a Selling Shareholder, or its transferees, to offer and sell the Shares in transactions in which the Selling Shareholder and any broker-dealer through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive none of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the Shares.

     Agreements with Selling Shareholders permitting use of this Prospectus may provide that any such offering be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by the Company; that Selling Shareholders enter into custody agreements with one or more banks with respect to such shares; and that sales be made only by one or more of the methods described in this Prospectus, as appropriately supplemented or amended when required.

     The Company anticipates that resales of the Shares by a Selling Shareholder may be effected from time to time on the open market in ordinary brokerage transactions on the NYSE, or such other security exchange on which the Common Stock may be listed, in the over-the-counter market, or in private transactions (which may involve crosses and block transactions). The Shares will be offered for sale at market prices prevailing at the time of sale or at negotiated prices and on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Shares may be offered directly, through agents designated from time to time, or through brokers or dealers. A member firm of the NYSE may be engaged to act as the Selling Shareholder's agent in the sale of the Shares by the Selling Shareholder and/or may acquire Shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from the Selling Shareholder (and, if they act as agent for the purchaser of such Shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the NYSE, which commissions may be at negotiated rates where permissible.

     Participating broker-dealers may agree with the Selling Shareholder to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as agent for the Selling Shareholder to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the Selling Shareholder. In addition or alternatively, shares may be sold by the Selling Shareholder, and/or by or through other broker-dealers in special offerings, exchange distributions, or secondary distributions pursuant to and in compliance with the governing rules of the NYSE, and in connection therewith commissions in excess of the customary commission prescribed by the rules of the NYSE may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of such customary commission. Broker-dealers who acquire shares as principal may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the NYSE or such other security exchange on which the Common Stock may be listed, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchasers of such shares.

     Upon the Company's being notified by the Selling Shareholder that a particular offer to sell the Shares is made, a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, or secondary distribution, or any block trade has taken place, to the extent required, a supplement to this Prospectus will be delivered together with this Prospectus and filed pursuant to Rule 424(b) under the Securities Act setting forth with respect to such offer or trade the terms of the offer or trade; including (i) the name of each Selling Shareholder, (ii) the number of Shares involved, (iii) the price at which the Shares were sold , (iv) any participating brokers, dealers, agents or member firm involved, (v) any discounts, commissions and other items paid as compensation from, and the resulting net proceeds to, the Selling Shareholder,
(vi) that such broker-dealers did not conduct any investigation to verify the information set out in this Prospectus, and (vii) other facts material to the transaction.

     Shares may be sold directly by the Selling Shareholder or through agents designated by the Selling Shareholder from time to time. Unless otherwise indicated in the a supplement to this Prospectus, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Selling Shareholder and any brokers, dealers, agents, member firm or others that participate with the Selling Shareholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of the Shares purchased by such person may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company may agree to indemnify the Selling Shareholder as an underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Agents may be entitled under agreements entered into with the Selling Shareholder to indemnification against certain civil liabilities, including liabilities under the Securities Act.

     The Selling Shareholder will be subject to the applicable provisions of the Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-2, 10b-6, and 10b-7, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Shareholder. All of the foregoing may affect the marketability of the Common Stock.

     The Company will pay substantially all the expenses incident to this offering of the Common Stock by the Selling Shareholder to the public other than brokerage fees, commissions and discounts of underwriters, dealers or agents.

     In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.


                                 LEGAL MATTERS

     Certain legal matters in connection with the Shares have been passed upon for the Company by Snell & Smith, a Professional Corporation, Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of the Company and subsidiaries as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, and the supplemental consolidated balance sheets of the Company as of December 31, 1994 and 1995, and the supplemental consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, appearing in the Company's Current Report on Form 8-K/A filed July 1, 1996, and Current Report on Form 8-K filed November 12, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


     The consolidated financial statements of Western at June 30, 1995 and 1994, and for each of the three years in the period ended June 30, 1995, included in the Company's Current Report on Form 8-K dated January 9, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     The consolidated financial statements of Sanifill appearing in Sanifill's Annual Report on Form 10-K for the year ended December 31, 1995 and the financial statements of Metropolitan Disposal and Recycling Corporation, Energy Reclamation, Inc. and EE Equipment, Inc., Falcon Disposal Services, Inc., Garnet of Virginia, Inc. and Garnet of Maryland, Inc., the Combined Companies (as defined, Taylor Land Resources, PST Reclamation, Inc., City Disposal, Inc., Alpine Disposal and Recycling, Inc. and L.G. Industries, Inc.), acquired by Sanifill and appearing in Sanifill's Current Reports on Form 8-K dated February 5, 1996, February 11, 1996 and March 20, 1996, and in USA Waste's Current Report on Form 8-K/A dated November 15, 1996, incorporated by reference in the Registration Statement of the Company on Form S-4 and the related Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

===================================        ==================================



                                                   12,000,000 SHARES



                                                      USA WASTE
                                                     SERVICES, INC.





                                                      COMMON STOCK




                                                       ----------
                                                       PROSPECTUS
                                                       ----------




                                                    NOVEMBER  __, 1996



===================================        ==================================

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the Delaware General Corporation Law provides that the certificate of incorporated of a Delaware corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of this title, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     The Restated Certificate of Incorporation of the registrant includes the following provisions:


         Seventh: No director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
     Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of Delaware. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification. Neither this Restated Certificate of Incorporation nor any amendment, alteration, or repeal of this Article, nor the adoption of any provision of the Restated Certificate of Incorporation inconsistent with this Article, shall adversely effect, eliminate, or reduce any right or protection of a director of the Corporation hereunder with respect to any act, omission or matter occurring, or any action, suit, or claim that, but for this Article, would accrue or arise, prior to the time of such amendment, modification, repeal, or adoption of an inconsistent provision. All references in this Article to a "director" shall also be deemed to refer to such person or persons, if any, who pursuant to a provision of the Restated Certificate of Incorporation in accordance with subsection
     (a) of Section 141 of the Delaware General Corporation Law, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by the Delaware General Corporation Law.


     Section 145 of the Delaware General Corporation Law provides as follows:

     145. INDEMNIFICATION OF OFFICERS DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. -- (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (a) or (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees), actually and reasonably incurred by him in connection therewith.

     (d)         Any indemnification under the provisions of subsection (a) or
(b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (a) or (b) of this section. Such determination shall be made (1) by a majority vote of directors who were not parties to such action suit or proceeding even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized by the provisions of this section. Such expenses (including attorneys' fees)incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement of expense provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was servicing at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services, by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section, unless otherwise provided when authorized or ratified, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

     The Restated Certificate of Incorporation of the Registrant includes the following provision:

         Eighth: This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or any of its direct or indirect subsidiaries or while such a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaws, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

     The Bylaws of the Registrant include indemnification provisions that generally provide indemnification to directors and officers of the registrant in the manner and to the extent permitted by Section 145 of the Delaware General Corporation Law. However, the provisions corresponding to subsections 145(a) and (b) are mandatory rather than permissive.


     The Registrant has entered into Indemnification Agreements with each of its directors and executive officers. Such Indemnification Agreements provide that such persons (the "Indemnitees") will be indemnified and held harmless from all expenses, including (without limitation) reasonable fees and expenses of counsel, and all liabilities, including (without limitation) the amount of any judgments, fines, penalties, excise taxes and amounts paid in settlement, actually incurred by an Indemnitee with respect to any threatened, pending or completed claim, action (including any action by or in the right of the Registrant), suit or proceeding (whether formal or informal, or civil, criminal, administrative, legislative, arbitrative or investigative) in respect of which such Indemnitee is, was or at any time becomes, or is threatened to be made, a party, witness, subject or target, by reason of the fact that such Indemnitee is or was a director, officer, agent or fiduciary of the Registrant or serving at the request of the Registrant as a director, officer, employee, fiduciary or representative of another enterprise . Such Indemnification Agreements also provide that the Registrant, if requested to do so by an Indemnitee, will advance to such Indemnitee, prior to final disposition of any proceeding, the expenses actually incurred by the Indemnitee subject to the obligation of the Indemnitee to refund if it is ultimately determined that such Indemnitee was not entitled to indemnification.



ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


       3 .1      -  Restated Certificate of Incorporation [Incorporated by
                    reference to Exhibit 3.1 to the Post- Effective Amendment
                    No. 1 to the Registrant's Registration Statement on Form
                    S-4 (File No. 33- 60103)].

       3 .1(a)   -  Amendment to Registrant's Restated Certificate of
                    Incorporation [Incorporated by reference to Exhibit 3.1(a) to the Registrant's Quarterly Report on Form 10-Q for the three months ended March 31, 1996].

       3 .1(b)   -  Conformed Copy of Registrant's Restated Certificate of
                    Incorporation [Incorporated by reference to Exhibit 3.1(b) to the Registrant's Quarterly Report on Form 10-Q for the three months ended March 31, 1996].

       3 .2      -  Bylaws [Incorporated by reference to Exhibit 3.2 to the
                    Post-Effective Amendment No. 1 to the Registrant's
                    Registration Statement on Form S-4 (File No. 33-60103)].

       4 .2      -  Specimen Stock Certificate [Incorporated by reference to
                    Exhibit 4.3 of the Registrant's Registration Statement on
                    Form S-3 (File No. 33-76224)].

       5 .1      -  Opinion of Snell & Smith, A Professional Corporation.

       10.1      -  1990 Stock Option Plan [Incorporated by reference to
                    Exhibit 10.1 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990].

       10.2      -  1993 Stock Incentive Plan [Incorporated by reference to
                    Exhibit 4.4 of the Registrant's Registration Statement on Form S-8 (File No. 33-72436)].

       10.3      -  Envirofil, Inc. 1993 Stock Incentive Plan [Incorporated by
                    reference to Exhibit 10.3 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994].

       10.4      -  Form of Employment Agreement between the Registrant and each of John E. Drury, Donald F. Moorehead, Jr., David Sutherland-Yoest, and Charles A. Wilcox [Incorporated by reference to Exhibit 10.18 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994].

       10.5      -  Employment Agreement between the Registrant and Earl E.
                    DeFrates [Incorporated by reference to Exhibit 10.19 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994].

       10.6      -  Employment Agreement between the Registrant and Gregory T.
                    Sangalis [Incorporated by reference to Exhibit 10.17 to the Registrant's Registration Statement on Form S-4 (File No. 33-59259)].

       10.7      -  Amended and Restated Revolving Credit Agreement dated as of
                    August 30, 1996, among the Registrant, The First National Bank of Boston, Bank of America Illinois, Morgan Guaranty Trust Company of New York, J.P. Morgan Canada, and other financial institutions [Incorporated by reference to
                    Exhibit 10.1 of the Registrant's Current Report on Form 8-K dated September 3, 1996].

       10.8      -  Shareholders Agreement dated December 18, 1995, among USA
                    Waste Services, Inc., Donald F. Moorehead, Jr., John E. Drury, John G. Rangos, Sr., John G. Rangos, Jr., Alexander
                    W. Rangos, and John Rangos Development Corporation, Inc. [Incorporated by reference to Exhibit 1 to Schedule 13D dated December 17, 1995 relating to the Registrant].

       10.9      -  Consulting and Non-Compete Agreement dated June 25, 1995, between the Registrant and John G. Rangos, Sr. [Incorporated by reference to Exhibit 10.21 to the Registrant's Quarterly Report on Form 10-Q/A for the three months ended June 30, 1995].

       10.10     -  Employment Agreement dated June 25, 1995, between the
                    Registrant and Alexander W. Rangos [Incorporated by reference to Exhibit 10.22 to the Registrant's Quarterly Report on Form 10-Q/A for the three months ended June 30, 1995].

       10.11     -  Employment Agreement dated December 19, 1995, between the
                    Registrant and Kosti Shirvanian [Incorporated by reference to Exhibit 10.18 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995].

       10.12     -  Amended and Restated Plan and Agreement of Reorganization
                    dated March 29, 1994, among the Registrant, Envirofil Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Registrant, and Envirofil, Inc., a Delaware corporation [Incorporated by reference to Exhibit
                    2.1 to the Registrant's Registration Statement on Form S-4 (File No. 33-77110)].

       10.13     -  Amended and Restated Agreement and Plan of Merger dated as of November 28, 1994, among the Registrant, Chambers Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Registrant, and Chambers Development Company, Inc., a Delaware corporation [Incorporated by reference to Exhibit 2.1 of the Registrant's Registration Statement on Form S-4 (File No. 33- 59259)].

       10.14     -  Amendment to Amended and Restated Agreement and Plan of
                    Merger dated June 27, 1995, among the Registrant, Chambers Acquisition Corporation, and Chambers Development Company, Inc. [Incorporated by reference to Exhibit 2.2 to the Registrant's Current Report on Form 8-K dated June 30, 1995].

       10.15     -  Agreement and Plan of Merger dated as of December 18, 1995, among the Registrant, Riviera Acquisition Corporation, and Western Waste Industries [Incorporated by reference to Appendix A to the Registrant's Registration Statement on Form S-4 (Registration No. 333-02181)].

       10.16     -  Amendment No. 1 to the Agreement and Plan of Merger dated
                    May 1, 1996, among the Registrant, Riviera Acquisition Corporation, and Western Waste Industries [Incorporated by reference to Exhibit 2.2 to the Registrant's Current Report on Form 8-K dated May 7, 1996].

       10.17     -  Agreement and Plan of Merger dated as of June 22, 1996, among the Registrant, Quatro Acquisition Corp., and Sanifill, Inc. [Incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-4 (File No. 333-08161)].

       10.18     -  Agreement dated June 21, 1996, among the Registrant, D.
                    Moorehead, Jr., J. Drury, J. Rangos, Sr., A. Rangos, J. Rangos, Jr., and Rangos Development Corporation [Incorporated by reference to Exhibit 10.1 to Registrant's Registration Statement on Form S-4 (Registration No. 333-08161)].

       10.19     -  Employment and Noncompetition Agreement dated June 22,
                    1996, among the Registrant, Sanifill, Inc., and Lorne D. Bain [Incorporated by reference to Exhibit 10.2 to Registrant's Registration Statement on Form S-4 (Registration No. 333-08161)].

       10.20     -  Letter Agreement dated December 18, 1996, between the
                    Registrant and Kosti Shirvanian [Incorporated by reference to Exhibit 10.3 to Registrant's Registration Statement on Form S-4 (Registration No. 33-08161)].

       10.21     -  Letter Agreement dated June 21, 1996, between the
                    Registrant and Kosti Shirvanian [Incorporated by reference to Exhibit 10.4 to Registrant's Registration Statement on Form S-4 (Registration No. 333- 08161)].

       10.22     -  Letter Agreement dated June 17, 1996,
                    between the Registrant and Sanifill, Inc., regarding indemnification provisions of certificate of incorporation [Incorporated by reference to Exhibit 10.5 to Registrant's Registration Statement on Form S-4 (Registration No. 333-08161)].

       10.23     -  Employment and Noncompetition Agreement dated July 19,
                    1996, among the Registrant, Sanifill, Inc., and J. Chris Brewster [Incorporated by reference to Exhibit 10.8 to Registrant's Registration Statement on Form S-4 (Registration No. 333-08161)].

       10.24     -  Sanifill 1994 Long-Term Incentive Plan [Incorporated by
                    reference to Exhibit 99.1 to Registrant's Post-Effective Amendment on Form S-8 to Form S-4 (File No. 333-08161)].

       10.25     -  Sanifill, Inc. 1989 Stock Option Plan [Incorporated by
                    reference to Exhibit 99.2 to Registrant's Post-Effective Amendment on Form S-8 to Form S-4 (File No. 333-08161)].

       10.26     -  Warrant to Purchase 100,000 shares of Common Stock of
                    Sanifill, Inc. [Incorporated by reference to Exhibit 99.3 to Registrant's Post Effective Amendment on Form S-8 to Form S-4 (File No. 333-08161)].

       21        -  Subsidiaries of the Registrant [Incorporated by reference to Exhibit 21.1 to the Registrant's Annual Report on Form
                    10-K for the year ended December 31, 1995].

       23.1      -  Consent of Snell & Smith, A Professional Corporation
                    [Contained in Exhibit 5.1].

    *  23.2      -  Consent of Coopers & Lybrand L.L.P.

    *  23.3      -  Consent of Deloitte & Touche LLP.


    *  23.4      -  Consent of Arthur Andersen LLP.

    *  23.5      -  Consent of Ernst & Young LLP.

    *  23.6      -  Consent of Deloitte & Touche Chartered Accountants

    *  23.7      -  Consent of Coopers & Lybrand L.L.P.

    *  23.8      -  Consent of Kaplan Sipos & Associates Certified Public
                    Accountants

    *  23.9      -  Consent of Blake, Kuehler, Babione & Pool

    *  23.10     -  Consent of Buckno Lisicky & Company

    *  23.11     -  Consent of Osburn, Henning and Company

       24        -  Power of Attorney [Included on Page II-10].
-------------------------
*        Filed herewith.


ITEM 22.  UNDERTAKINGS.

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim or indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the pinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


         (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registrations statement through the date of responding to the request.

         (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on November 18, 1996.


                                      USA Waste Services, Inc.



                                      By:  JOHN E. DRURY*
                                         ---------------------------------------
                                           John E. Drury,
                                           Chief Executive Officer

                               POWER OF ATTORNEY

         We, the undersigned officers and directors of USA Waste Services, Inc., hereby severally constitute Earl E. DeFrates and Gregory T. Sangalis, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below, the Registration Statement on Form S-4 filed herewith and any amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable USA Waste Services, Inc. to comply with the provisions of the Securities Act of 1933 as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Witness our hands on the date set forth below.


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on November 18, 1996.




                     Signature                                              Title
                     ---------                                              -----
JOHN E. DRURY*                           Chairman of the Board and Chief Executive Officer
-------------------------------------
John E. Drury


DONALD F. MOOREHEAD, JR*.                Vice Chairman of the Board and Chief Development
-------------------------------------    Officer
Donald F. Moorehead, Jr.


KOSTI SHIRVANIAN*                        Vice Chairman of the Board
-------------------------------------
Kosti Shirvanian


DAVID SUTHERLAND-YOEST*                  Vice Chairman of the Board, Regional Vice
-------------------------------------    President-Atlantic Region and Director
David Sutherland-Yoest


EARL E. DEFRATES*                        Executive Vice President, Chief Financial Officer
-------------------------------------    and Treasurer
Earl E. DeFrates


BRUCE E. SNYDER*                         Vice President and Corporate Controller (Chief
-------------------------------------    Accounting Officer)
Bruce E. Snyder


RICHARD J. HECKMANN*                     Director
-------------------------------------
Richard J. Heckmann


WILLIAM E. MOFFETT*                      Director
-------------------------------------
William E. Moffett


JOHN G. RANGOS*                          Director
-------------------------------------
John G. Rangos, Sr.


ALEXANDER W. RANGOS*                     Vice Chairman of the Board
-------------------------------------
Alexander W. Rangos


SAVEY TUFENKIAN*                         Director
-------------------------------------
Savey Tufenkian

Director

* By:  GREGORY T. SANGALIS
       ------------------------------
       Gregory T. Sangalis, Agent and
       Attorney-in-fact


                                 Exhibit Index

          3.1    -        Restated Certificate of Incorporation [Incorporated
                          by reference to Exhibit 3.1 to the Post- Effective
                          Amendment No. 1 to the Registrant's Registration
                          Statement on Form S-4 (File No. 33- 60103)].

          3.1(a) - Amendment to Registrant's Restated Certificate of Incorporation [Incorporated by reference to Exhibit 3.1(a) to the Registrant's Quarterly Report on Form 10-Q for the three months ended March 31, 1996].

          3.1(b) - Conformed Copy of Registrant's Restated Certificate of Incorporation [Incorporated by reference to
                          Exhibit 3.1(b) to the Registrant's Quarterly Report on Form 10-Q for the three months ended March 31, 1996].

          3.2    -        Bylaws [Incorporated by reference to Exhibit 3.2 to
                          the Post-Effective Amendment No. 1 to the
                          Registrant's Registration Statement on Form S-4 (File
                          No. 33-60103].

          4.2    -        Specimen Stock Certificate [Incorporated by reference
                          to Exhibit 4.3 of the Registrant's Registration
                          Statement on Form S-3 (File No. 33-76224)].

          5.1    -        Opinion of Snell & Smith, A Professional Corporation.

         10.1    -        1990 Stock Option Plan [Incorporated by reference to
                          Exhibit 10.1 of the Registrant's Annual Report on
                          Form 10-K for the year ended December 31, 1990].

         10.2    -        1993 Stock Incentive Plan [Incorporated by reference
                          to Exhibit 4.4 of the Registrant's Registration
                          Statement on Form S-8 (File No. 33-72436)].

         10.3    -        Envirofil, Inc. 1993 Stock Incentive Plan
                          [Incorporated by reference to Exhibit 10.3 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994].

         10.4    -        Form of Employment Agreement between the Registrant
                          and each of John E. Drury, Donald F.  Moorehead, Jr.,
                          David Sutherland-Yoest, and Charles A. Wilcox
                          [Incorporated by reference to Exhibit 10.18 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994].

         10.5    -        Employment Agreement between the Registrant and Earl
                          E. DeFrates [Incorporated by reference to Exhibit
                          10.19 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994].

         10.6    -        Employment Agreement between the Registrant and
                          Gregory T. Sangalis [Incorporated by reference to
                          Exhibit 10.17 to the Registrant's Registration
                          Statement on Form S-4 (File No. 33-59259)].

         10.7    -        Amended and Restated Revolving Credit Agreement dated
                          as of August 30, 1996, among the Registrant, The
                          First National Bank of Boston, Bank of America
                          Illinois, Morgan Guaranty Trust Company of New York,
                          J.P. Morgan Canada, and other financial institutions
                          [Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K dated
                          September 3, 1996].

         10.8    -        Shareholders Agreement dated December 18, 1995, among
                          USA Waste Services, Inc., Donald F.  Moorehead, Jr.,
                          John E. Drury, John G. Rangos, Sr., John G. Rangos,
                          Jr., Alexander W. Rangos, and John Rangos Development
                          Corporation, Inc. [Incorporated by reference to
                          Exhibit 1 to Schedule 13D dated December 17, 1995 relating to the Registrant].

         10.9    -        Consulting and Non-Compete Agreement dated June 25,
                          1995, between the Registrant and John G.  Rangos, Sr.
                          [Incorporated by reference to Exhibit 10.21 to the Registrant's Quarterly Report on Form 10-Q/A for the three months ended June 30, 1995].


         10.10   -        Employment Agreement dated June 25, 1995, between the
                          Registrant and Alexander W. Rangos [Incorporated by reference to Exhibit 10.22 to the Registrant's
                          Quarterly Report on Form 10-Q/A for the three months ended June 30, 1995].



         10.11   -        Employment Agreement dated December 19, 1995, between
                          the Registrant and Kosti Shirvanian [Incorporated by reference to Exhibit 10.18 to the Registrant's Annual
                          Report on Form 10-K for the year ended December 31, 1995].


         10.12   -        Amended and Restated Plan and Agreement of
                          Reorganization dated March 29, 1994, among the
                          Registrant, Envirofil Acquisition Corporation, a
                          Delaware corporation and wholly owned subsidiary of the Registrant, and Envirofil, Inc., a Delaware corporation [Incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form
                          S-4 (File No. 33- 77110)].

         10.13   -        Amended and Restated Agreement and Plan of Merger
                          dated as of November 28, 1994, among the Registrant, Chambers Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Registrant, and Chambers Development Company, Inc., a
                          Delaware corporation [Incorporated by reference to
                          Exhibit 2.1 of the Registrant's Registration
                          Statement on Form S- 4 (File No. 33-59259)].

         10.14   -        Amendment to Amended and Restated Agreement and Plan
                          of Merger dated June 27, 1995, among the Registrant,
                          Chambers Acquisition Corporation, and Chambers
                          Development Company, Inc. [Incorporated by reference to Exhibit 2.2 to the Registrant's Current Report on
                          Form 8-K dated June 30, 1995].

         10.15   -        Agreement and Plan of Merger dated as of December 18,
                          1995, among the Registrant, Riviera Acquisition
                          Corporation, and Western Waste Industries
                          [Incorporated by reference to Appendix A to the Registrant's Registration Statement on Form S-4
                          (Registration No. 333-02181)].

         10.16   -        Amendment No. 1 to the Agreement and Plan of Merger
                          dated May 1, 1996, among the Registrant, Riviera
                          Acquisition Corporation, and Western Waste Industries
                          [Incorporated by reference to Exhibit 2.2 to the Registrant's Current Report on Form 8-K dated May 7,
                          1996].

         10.17   -        Agreement and Plan of Merger dated as of June 22,
                          1996, among the Registrant, Quatro Acquisition Corp., and Sanifill, Inc. [Incorporated by reference to
                          Exhibit 2.1 to the Registrant's Registration
                          Statement on Form S-4 (File No. 333-08161)].

         10.18   -        Agreement dated June 21, 1996, among the Registrant,
                          D. Moorehead, Jr., J. Drury, J. Rangos, Sr., A.
                          Rangos, J. Rangos, Jr., and Rangos Development
                          Corporation [Incorporated by reference to Exhibit
                          10.1 to Registrant's Registration Statement on Form
                          S-4 (Registration No. 333- 08161)].

         10.19   -        Employment and Noncompetition Agreement dated June
                          22, 1996, among the Registrant, Sanifill, Inc., and
                          Lorne D. Bain [Incorporated by reference to Exhibit
                          10.2 to Registrant's Registration Statement on Form
                          S-4 (Registration No. 333-08161)].

         10.20   -        Letter Agreement dated December 18, 1996, between the
                          Registrant and Kosti Shirvanian [Incorporated by reference to Exhibit 10.3 to Registrant's
                          Registration Statement on Form S-4 (Registration No.
                          33-08161)].

         10.21   -        Letter Agreement dated June 21, 1996, between the
                          Registrant and Kosti Shirvanian [Incorporated by reference to Exhibit 10.4 to Registrant's
                          Registration Statement on Form S-4 (Registration No.
                          333-08161)].

         10.22   -        Letter Agreement dated June 17, 1996, between the
                          Registrant and Sanifill, Inc., regarding indemnification provisions of certificate of incorporation [Incorporated by reference to Exhibit
                          10.5 to Registrant's Registration Statement on Form
                          S-4 (Registration No. 333-08161)].

         10.23   -        Employment and Noncompetition Agreement dated July
                          19, 1996, among the Registrant, Sanifill, Inc., and
                          J. Chris Brewster [Incorporated by reference to
                          Exhibit 10.8 to Registrant's Registration Statement on Form S-4 (Registration No. 333-08161)].

         10.24   -        Sanifill 1994 Long-Term Incentive Plan [Incorporated
                          by reference to Exhibit 99.1 to Registrant's
                          Post-Effective Amendment on Form S-8 to Form S-4
                          (File No. 333-08161)].

         10.25   -        Sanifill, Inc. 1989 Stock Option Plan [Incorporated
                          by reference to Exhibit 99.2 to Registrant's
                          Post-Effective Amendment on Form S-8 to Form S-4
                          (File No. 333-08161)].

         10.26   -        Warrant to Purchase 100,000 shares of Common Stock of
                          Sanifill, Inc. [Incorporated by reference to Exhibit
                          99.3 to Registrant's Post Effective Amendment on Form
                          S-8 to Form S-4 (File No. 333- 08161)].

         21      -        Subsidiaries of the Registrant [Incorporated by
                          reference to Exhibit 21.1 to the Registrant's Annual
                          Report on Form 10-K for the year ended December 31, 1995].

         23.1    -        Consent of Snell & Smith, A Professional Corporation
                          [Contained in Exhibit 5.1].

     *   23.2    -        Consent of Coopers & Lybrand L.L.P.

     *   23.3    -        Consent of Ernst & Young LLP.


     *   23.4    -        Consent of Deloitte & Touche LLP.

     *   23.5    -        Consent of Arthur Andersen LLP.

     *   23.6    -        Consent of Deloitte & Touche Chartered Accountants

     *   23.7    -        Consent of Coopers & Lybrand L.L.P.

     *   23.8    -        Consent of Kaplan Sipos & Associates Certified Public
                          Accountants

     *   23.9    -        Consent of Blake, Kuehler, Babione & Pool

     *   23.10   -        Consent of Buckno Lisicky & Company

     *   23.11   -        Consent of Osburn, Henning and Company

         24      -        Power of Attorney [Included on Page II-10].
  ----------------
     *   Filed herewith.






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